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          (d)  Referral Fees

                 (i) In the first year of the Term, CDnow will pay Excite a referral fee of [XXX] per Click-through in excess of [XXX] Click-throughs. This payment will be due on the first anniversary of the Launch Date, and will be paid to Excite within thirty (30) days thereafter. With the payment, CDnow will provide to Excite documentation reasonably detailing the calculation of the payment.

                 (ii) In the second year of the Term, CDnow will pay Excite a referral fee of [XXX] per Click-through in excess of [XXX] Click-throughs. This payment will be due on the second anniversary of the Launch Date and will be paid to Excite within thirty (30) days thereafter. With the payment, CDnow will provide to Excite documentation reasonably detailing the calculation of the payment.

          (e) Delivery Shortfalls in the First Year of the Term In the event that Excite fails to deliver the Guaranteed Impressions during the first year of the Term, CDnow may withhold the [XXX] that would otherwise have been due on the first anniversary of the Launch Date until Excite shall make good the shortfall of the Guaranteed Impressions for the first year of the Term. If Excite fails to make good the shortfall within thirty (30) days following the first year end, and CDnow chooses to exercise its right to terminate in accordance with Paragraph 10(b), no payment shall be due for the second year of the Term. If Excite fails to make good the shortfall within thirty (30) days following the first year end, and CDnow chooses not to exercise its right to terminate in accordance with Paragraph 10(b), CDnow shall pay the [XXX] that would otherwise have been due on the first anniversary of the Launch Date.

          (f) Audit Rights; Under/Over Payments Each party shall maintain complete and accurate records in accordance with US Generally Accepted Accounting Principles (GAAP) for all transactions which are the subject of this Agreement for not less than (3) years after the last payment is due under this Agreement. A "big six" independent accounting firm retained by a party (the auditing party) shall have access to such records of the other party (the audited party), upon reasonable notice, for the purposes of audit during normal business hours, for so long as such records are required to be maintained. If such accounting firm determines that any additional payment is due the auditing party by the audited party and such payment is not the subject of a good faith dispute between the parties, then the audited party shall promptly make payment of such amount to the auditing party. If a party overpays the other party, the party that has made such overpayment shall be entitled to a credit against the next payment due to the other party in the amount of the overpayment, unless such overpayment is the subject of a good faith dispute between the parties or no further payments are due under this Agreement, in which case, the party that has received the overpayment will promptly refund to the other party the amount of the overpayment.

4. Exclusivity During the Term, Excite represents and warrants that (i) it shall not place any Competitive Advertising on WebCrawler; (ii) it will continue to expend at least the same amount

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8.   Staffing Each party agrees to provide staffing sufficient for such party to meet its obligations under this Agreement in a timely manner. Further, each party shall appoint a relationship manager who shall have responsibility for managing the day-to-day activities of the party under this Agreement.

9.   Ownership

          (a) Each party owns and shall retain all right, title and interest in its names, logos, trademarks and service marks, copyrights and proprietary technology including without limitation, those names, logos, trademarks and service marks, copyrights and proprietary technology currently used or any which may be developed in the future. Neither party shall copy, distribute, reproduce or use the other party's names, logos, trademarks and service marks, copyrights and proprietary technology except as expressly permitted under this Agreement. Upon notice from CDnow, Excite shall immediately terminate the use of any advertising materials using CDnow's name or logo. Upon notice from Excite, CDnow shall immediately terminate the use of any advertising materials using Excite's or the WebCrawler name or logo.

          (b) Neither party shall contest or impair, directly or indirectly, the other party's ownership of any of such other party's names, logos, trademarks and service marks, copyrights, Proprietary Features and proprietary technology, anywhere, nor the fact that the use of such names, logos, trademarks and service marks, copyrights, and proprietary technology by it will inure to the benefit of the other party. Neither party will assist others to contest or impair the same and each party hereby expressly acknowledges the other party's superior rights therein.

10. Term and Termination The term of this Agreement shall commence upon the Launch Date and shall continue for two (2) years thereafter ("Term"), unless terminated as set forth below:

          (a) This Agreement may be terminated at any time by either party: (i) immediately upon written notice if the other party becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of its creditors; or (ii) thirty (30) days after written notice to the other party of such other party's breach of any of its obligations under this Agreement in any material respect, which breach is not remedied within such 30-day period.

          (b) If Excite fails to deliver the Guaranteed Impressions during the first year of the Term, Excite will use commercially reasonable efforts to make good the shortfall. If Excite fails to make good the shortfall within thirty
(30) days following the first year end, CDnow may terminate this Agreement in accordance with Paragraph 10(a)(ii) and Excite will refund the pro-rata amount of the first year linking fee for any remaining undelivered Guaranteed Impressions.

          (c) If CDnow fails to deliver a minimum referral fee of [XXX] in the first year of the Term, Excite may terminate this Agreement in accordance with Paragraph 10(a)(ii).


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                                   EXHIBIT A

                                   KEYWORDS

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[graphic depicting carry-through bar sample]

Source Code

CDnow will provide the partner with a from equals (from=) tag. This tag allows us to identify customers coming from the Partners site to CDnow.

Timing

CDnow requires a minimum of five business days from when we receive the Carry-through bar to implement it on our site.


Carry-through Bar Samples

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